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                                   Subsidiaries of
                             NHancement Technologies Inc.


1.   Voice Plus, Inc.
     39420 Liberty Street, Suite 250
     Fremont, CA 93548

2.   Infotel (Pte) Ltd.
     19 Tai Seng Drive #06-00
     Singapore 535222